Exhibit 99.1

Cineverse Names Sean McCabe CFO

Executive Returns to Cineverse Following Time in Leadership Position at Ad-Tech Company

LOS ANGELES, APRIL 15, 2026 – Cineverse (Nasdaq: CNVS), an entertainment technology company and studio, announced that Sean McCabe will join the company as its new CFO, effective April 20, 2026.

This appointment marks McCabe’s return to the company, where he served as vice president and corporate controller in 2023 and 2024. He comes to Cineverse from Freestar, a major player in the ad-tech space, where he was responsible for leading and managing the accounting and finance teams including playing a key role in M&A, Treasury, and optimizing capital structure.

As CFO, McCabe will lead Cineverse's global finance and accounting teams, overseeing financial planning, accounting, capital markets, strategy, and cost-streaming initiatives. Following the two strategic acquisitions of Giant Worldwide and IndiCue, now Matchpoint companies, he will be a part of the C-suite as it optimizes operational and financial goals in the near and long-term.

“We are very pleased that Sean will be returning to Cineverse as CFO. His strong previous track record at the Company will now be complemented by his experience in the advertising and ad tech business, which Cineverse has moved deeper into with our recent acquisition of IndiCue, a high growth ad tech enterprise that is already adding significant revenues and profits to the Company,” said Cineverse Chairman and CEO Chris McGurk. “We look forward to Sean leading our efforts in strengthening our balance sheet, further streamlining our cost structure, identifying and pursuing strategic opportunities and optimizing our accounting and reporting.”

Prior to Freestar and his first position at Cineverse, McCabe built a successful career with controller positions across industries, from media (Jukin Media) to medical (Fulgent Genetics) and regulated utility (National Grid). He began his career at PricewaterhouseCoopers, working in auditing and M&A analysis.

McCabe succeeds Mark Lindsey with whom the Company is in discussions to transition into a senior financial consulting role. Added McGurk, “We look forward to working with Mark again, and are thankful to him for his contributions to the Company for the past 3.5 years."

Exhibit 99.1

About Cineverse

Cineverse (Nasdaq: CNVS) is an entertainment technology company and studio. Fiercely innovative and independent, Cineverse develops and invests in technology and content that drives the future of the industry. Core to its business is Matchpoint® – a growing tech ecosystem powered by AI and designed to prepare, distribute, monetize, and continuously improve content across any platform. Matchpoint helps studios large and small operate at scale and improve performance and efficiency in an increasingly fragmented distribution environment. Additionally, Cineverse distributes more than 71,000 premium films, series, and podcasts, across theatrical, home entertainment, and streaming; operates dozens of digital properties that super serve passionate fandoms around the world; and works with leading brands to connect them with audiences they value. From award-winning technology to the highest-grossing unrated film in U.S. history, Cineverse has created a playbook that marries tech and content to redefine the next era of entertainment. For more information, visit home.cineverse.com.

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CONTACTS

For Media, The Lippin Group for Cineverse

cineverse@lippingroup.com

For Investors, Julie Milstead

investorrelations@cineverse.com